Exhibit 99.1

WestRock Announces Chief Executive Officer Succession Steven C. Voorhees to Step Down as Chief Executive Officer; Board of Directors Elects David B. Sewell as Successor

ATLANTA--(BUSINESS WIRE)--March 2, 2021--WestRock Company (NYSE:WRK), a leading provider of differentiated paper and packaging solutions, announced today that Steven C. Voorhees has decided to step down from his position as president and chief executive officer and a director of the Company for health reasons, effective March 15, 2021. In addition, the Company’s Board of Directors announced that, following a comprehensive search as part of the Company’s long-term succession processes, it has elected David B. Sewell to succeed Voorhees as WestRock’s president and chief executive officer at that time. Sewell has been appointed to the Board of Directors, effective as of when he assumes his new role, and Voorhees will be available to support a smooth transition.

Sewell, age 52, brings with him more than 25 years of commercial, marketing, and general management experience. He joins WestRock from The Sherwin-Williams Company, a global leader in the manufacture, development, distribution and sale of paint, coatings and related products, where he most recently served as president and chief operating officer responsible for global operating segments that generated $18.4 billion in sales and are supported by 60,000 team members. Prior to joining Sherwin-Williams, Sewell spent 15 years at General Electric Company. He holds a bachelor's degree in economics from the University of Southern California.

Commenting on the appointment of Sewell as WestRock’s next CEO, John A. Luke, Jr., chairman of WestRock’s Board of Directors, stated, “Our decision to elect David as CEO is the result of a robust succession planning process, and he is the right choice to lead our Company into the future. David is a proven executive with a strong record of driving profitable growth, both organic and acquisitive, and building organizational capability that develops and nurtures excellent leadership and talent while driving a culture of equity and inclusion. The Board and I look forward to working closely with David and WestRock’s leadership team as the Company delivers on our strategy and generates strong returns for investors.”

“It is an honor to have the opportunity to serve as WestRock’s CEO, and I thank the Board for its confidence in me,” said Sewell. “I am excited about joining WestRock and look forward to working with this talented leadership team and outstanding organization to build on the Company’s strategic success and together realize the opportunities ahead for our customers, team members and stockholders.”

“Steve Voorhees has served WestRock with great dedication and distinction since its formation in 2015,” said Luke. “Under his leadership, the Company has grown to $17.6 billion in sales through the execution of a growth strategy that has included the merger with MeadWestvaco, several strategic acquisitions and significant capital investments, all positioning WestRock as the leading provider of innovative, fiber-based, sustainable packaging solutions. He has had a lasting impact on our business strategy and the development of our values-driven culture. As a leader, and as a person, Steve is admired by the entire WestRock team, and the Board wishes him and his family the very best.”

“It has been an honor to lead and to serve with such an incredible team of people,” said Voorhees. “Thanks to the hard work and dedication of a team that is second to none, WestRock is better positioned than ever to support its customers and achieve its goals, and I am proud to have been part of what we have built together. I am happy and comfortable to be leaving WestRock in good capable hands. I look forward to addressing my immediate health needs and investing more time with my family and personal interests. I have every confidence in David, WestRock’s leadership team, our teammates and the Board to continue creating value for all of our stakeholders.”

About WestRock
WestRock (NYSE:WRK) partners with our customers to provide differentiated paper and packaging solutions that help them win in the marketplace. WestRock’s team members support customers around the world from locations spanning North America, South America, Europe, Asia and Australia. Learn more at www.westrock.com.

Contacts

Investors:
James Armstrong, 470-328-6327
Vice President, Investor Relations
james.armstrong@westrock.com

Media:
Courtney James, 470-328-6397
Senior Manager, Corporate Communications and Public Relations
courtney.james@westrock.com